Exhibit 99.1

Tecnoglass Reports Record Fourth Quarter and Full Year 2021 Results

- Single-Family Residential Revenues Increased 151% Year-Over-Year, Representing 36% of Total Revenues for Full Year 2021 -

- Total Revenues Up 32% Year-Over-Year to a Record $496.8 Million for Full Year 2021 -

- Record Gross Margin of 40.8%, Up 380 Basis Points Year-Over-Year for Full Year 2021 -

- Record Net Income of $68.4 Million, or $1.43 Per Diluted Share; Adjusted Net Income1 of $82.7 Million, or $1.74 Per Diluted Share for Full Year 2021 -

- Adjusted EBITDA1 Up 54.1% Year-Over-Year to a Record $150.3 Million, or 30.2% of Total Revenues for Full Year 2021 -

- Record Cash Flow From Operations of $117.3 Million for Full Year 2021 -

- Backlog Expands 7.2% Year-Over-Year to a Record $584.6 Million, Including 20 of the 22 Tallest Towers Under Planning and Construction in South Florida -

- Introduces Full Year 2022 Growth Outlook for Adjusted EBITDA1 of $170 Million to $190 Million on Total Revenues of $575 Million to $600 Million -

- Special Committee Investigation Reveals No Evidence of Related Party Transactions Fraud or Accounting Irregularities Up to Date -

Fourth Quarter 2021 Highlights

●	Total revenues increased 28.0% year-over-year to $131.8 million, with 142% growth in single-family residential revenues
●	Net income of $19.8 million, or $0.41 per diluted share; Record Adjusted net income[1] of $24.0 million, or $0.50 per diluted share
●	Gross margin improved 710 basis points year-over-year to a record 42.9%
●	Adjusted EBITDA[1] increased 65.7% year-over-year to a record $42.2 million, representing 32.0% of total revenues
●	Cash flow from operations of $23.8 million
●	Increased cash dividend 136% to $0.065 per share
●	Amended senior secured revolving credit facility, expanding the Company’s borrowing capacity from $50 million to $150 million, reducing its cost of capital, and extending debt maturities to 2026

BARRANQUILLA, Colombia – March 3, 2022 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2021.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We are thrilled to report another quarter and year of record results for Tecnoglass. Strong fourth quarter performance reflects the combined benefit of our focused execution, prior investments in automation and capacity enhancements, and our ability to capitalize on strong residential demand. We continue to produce outstanding results in our shorter cash cycle single-family residential business, which in addition to our prudent working capital management, helped us generate our 8th straight quarter of exceptional cash flow. As we move into 2022, our strong capital position and structural advantages leave us well situated to further extend our leadership in the architectural glass industry and drive improved returns for our all our stakeholders for this year and beyond.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are extremely pleased with our 2021 accomplishments and the momentum in our business that has continued into 2022. Our success reflects rapid advances in our single-family residential revenues, which expanded 151% year-over-year and represented more than a third of our full year revenues. As we continue to win new customers in the single-family residential market, we are also poised for success in our high rise and commercial work, with Tecnoglass already contracted to supply architectural glass to 20 of the 22 tallest towers under construction in South Florida, and other geographies also showing positive trends. Looking ahead, we remain dedicated to leveraging our vertically integrated structure and innovative product development to create additional shareholder value.”

Fourth Quarter 2021 Results

Total revenues for the fourth quarter of 2021 increased 28.0% to $131.8 million, compared to $103.0 million in the prior year quarter, driven by strong growth in single family residential activity and market share gains. Single-family residential revenues increased approximately 142% year-over-year, representing 40.5% of total revenues for the fourth quarter, helped by the introduction of new products, an expanding customer base and robust housing demand. Changes in foreign currency exchange rates had a negligible impact on total revenues in the quarter.

Gross profit for the fourth quarter of 2021 grew 53.6% to $56.5 million, representing a 42.9% gross margin, compared to gross profit of $36.8 million, representing a 35.8% gross margin in the prior year quarter. The 710 basis point improvement in gross margin mainly reflected operating leverage on higher sales, greater operating efficiencies and a higher mix of revenue from manufacturing versus installation activity as Tecnoglass increased its mix of single family residential products. Selling, general and administrative expense (“SG&A”) was $23.7 million compared to $19.6 million in the prior year quarter, primarily attributable to higher variable expenses related to ground and marine transportation as well as commission expenses. As a percent of total revenues, SG&A improved to 18.0% compared to 19.0% in the prior year quarter, primarily due to higher sales and better operating leverage on personnel, professional fees and other fixed expenses.

Net income was $19.8 million, or $0.41 per diluted share, in the fourth quarter of 2021 compared to net income of $18.3 million, or $0.39 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $4.6 million in the fourth quarter of 2021 and a $13.6 million gain in the fourth quarter of 2020. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $24.0 million, or $0.50 per diluted share, in the fourth quarter of 2021 compared to adjusted net income of $10.0 million, or $0.21 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 65.7% to $42.2 million, or 32.0% of total revenues, in the fourth quarter of 2021, compared to $25.5 million, or 24.7% of total revenues, in the prior year quarter. The improvement was driven by higher sales, a stronger gross margin and operating leverage on SG&A. Adjusted EBITDA1 in the fourth quarter of 2021 included a $2.3 million contribution from the Company’s joint venture with Saint-Gobain, compared to $1.6 million in the prior year quarter.

Full Year 2021 Results

Total revenues for the full year 2021 increased 31.9% to a record $496.8 million compared to $376.6 million in the prior year. Changes in foreign currency exchange rates had a negligible impact on total revenues in the year.

Gross profit increased 45.3% year-over-year to a full year record of $202.6 million, representing a 40.8% gross margin, compared to $139.4 million, representing a 37.0% gross margin, in the prior year. Operating income was $117.0 million compared to $65.7 million in the prior year. Net income was $68.4 million, or a $1.43 per diluted share, compared to net income of $23.8 million, or $0.51 per diluted share, in the prior year. Adjusted net income1 was $82.7 million, or $1.74 per diluted share, compared to $36.5 million, or $0.79 per diluted share, in the prior year. Adjusted EBITDA1 for the full year 2021 improved to a record $150.3 million, or 30.2% of sales, compared to $97.5 million, or 25.9% of sales, in the prior year.

Capital Resources

On November 15, 2021, Tecnoglass announced the amendment of its Senior Secured Credit Facility which increased the Company’s borrowing capacity under its committed line of credit from $50 million to $150 million, reduced its borrowing costs by approximately 130 basis points, and extended the initial maturity date by one year to the end of 2026. Borrowings under the credit facility bear interest at a rate of LIBOR with no floor plus a spread of 1.75%.

For the full year 2021, cash provided by operating activities of $117.3 million improved by $45.5 million compared to the prior year, attributable to higher profitability, more efficient inventory and working capital management, and interest expense savings. The Company used a portion of its cash flow to voluntarily prepay $30 million under its Syndicated Term Loan facility during the year. The Company ended 2021 with total liquidity of approximately $250 million, including cash and cash equivalents of $85.0 million and availability under its committed revolving credit facilities of $163 million. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.8 times LTM net debt to adjusted EBITDA1, compared to 1.6 times in the prior year.

Dividend

In December 2021, the Company declared a 136% increase in the quarterly cash dividend to $0.065 per share for the fourth quarter of 2021, which was paid on January 31, 2022 to shareholders of record as of the close of business on December 31, 2021.

Full Year 2022 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We are pleased to introduce our full year 2022 outlook for revenues to grow to a range of $575 million to $600 million and for adjusted EBITDA1 to increase to a range of $170 million to $190 million. This implies adjusted EBITDA growth of approximately 20% at the midpoint. We believe our structural advantages, partial insulation from some inflationary pressures and faster lead times will continue to drive our record of strong cash flow generation in the full year 2022.”

Special Committee Update

As previously announced on December 17 , 2021 a Special Committee of the Board of Directors engaged Covington & Burling LLP who in turn engaged a leading Big 4 accounting firm to make an assessment on the allegations made against the Company and its Directors on December 9, 2021. Although the review is still being finalized, as of today, the assessment from these firms, which included a forensic evaluation and e-discovery process, has indicated no evidence of fraud associated with related party transactions or accounting irregularities.

Webcast and Conference Call

Management will host a webcast and conference call on March 3, 2022 at 10:00 a.m. Eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass Fourth Quarter 2021 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering passcode: 13727371.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 3.5 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$85,011	$67,668
Investments	1,977	2,387
Trade accounts receivable, net	110,539	89,376
Due from related parties	2,252	2,291
Inventories	84,975	81,249
Contract assets – current portion	18,667	28,405
Other current assets	22,854	13,785
Total current assets	$326,275	$285,161
Long-term assets:
Property, plant and equipment, net	$166,629	$152,474
Deferred income taxes	596	268
Contract assets – non-current	11,853	10,228
Long-term trade accounts receivable	3,995	2,985
Intangible assets	3,337	5,112
Goodwill	23,561	23,561
Long-term investments	51,160	47,535
Other long-term assets	4,157	2,788
Total long-term assets	265,288	244,951
Total assets	$591,563	$530,112
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$10,700	$1,764
Trade accounts payable and accrued expenses	68,084	42,326
Accrued interest expense	3	7,175
Due to related parties	3,857	4,238
Dividends payable	3,141	1,352
Contract liability – current portion	45,213	27,242
Other current liabilities	24,017	9,959
Total current liabilities	$155,015	$94,056
Long-term liabilities:
Deferred income taxes	$3,417	$3,170
Long-term liabilities from related parties	-	645
Contract liability – non-current	78	977
Long-term debt	188,355	222,722
Total long-term liabilities	191,850	227,514
Total liabilities	$346,865	$321,570
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2021 and December 31, 2020 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 46,117,631 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	5	5
Legal Reserves	2,273	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	91,045	29,926
Accumulated other comprehensive (loss)	(68,751)	(43,512)
Shareholders’ equity attributable to controlling interest	243,862	207,982
Shareholders’ equity attributable to non-controlling interest	836	560
Total shareholders’ equity	244,698	208,542
Total liabilities and shareholders’ equity	$591,563	$530,112

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating revenues	$131,819	$102,970	$496,785	$376,607
Cost of sales	75,280	66,154	294,201	237,166
Gross profit	56,539	36,816	202,584	139,441
Operating expenses:
Selling expense	(13,345)	(9,833)	(49,768)	(39,065)
General and administrative expense	(10,355)	(9,757)	(35,831)	(34,669)
Total operating expenses	(23,700)	(19,590)	(85,599)	(73,734)
Operating income	32,839	17,226	116,985	65,707
Non-operating income, net	539	283	608	84
Equity method income	1,007	598	4,177	1,387
Foreign currency transactions losses	(4,641)	13,585	(4,308)	(8,638)
Loss on debt extinguishment	(1,730)	(4,435)	(9,850)	(21,671)
Interest expense and deferred cost of financing	104		(10,699)
Income before taxes	28,118	27,257	96,913	36,869
Income tax	(8,330)	(8,990)	(28,485)	(13,033)
Net income	$19,788	18,267	$68,428	$23,836
Loss attributable to non-controlling interest	(117)	(62)	(277)	39
Income attributable to parent	$19,671	18,205	$68,151	$23,875
Comprehensive income:
Net income	$19,788	18,267	$68,428	$23,836
Foreign currency translation adjustments	(4,239)	15,049	(25,082)	(3,896)
Change in fair value derivative contracts	-	591	(159)	(350)
Total comprehensive income	$15,549	33,907	$43,187	$19,590
Comprehensive loss attributable to non-controlling interest	(117)	(62)	(277)	39
Total comprehensive income attributable to parent	$15,432	33,845	$42,910	$19,629
Basic income per share	$0.41	0.39	$1.43	$0.51
Diluted income per share	$0.41	0.39	$1.43	$0.51
Basic weighted average common shares outstanding	47,674,773	47,234,711	47,674,773	46,398,428
Diluted weighted average common shares outstanding	47,674,773	47,234,711	47,674,773	46,398,428

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year ended December 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$68,428	$23,836
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	1,599	1,196
Provision for obsolete inventory	53	143
Depreciation and amortization	20,923	20,623
Deferred income taxes	4,400	6,581
Equity method income	(4,177)	(1,387)
Deferred cost of financing	1,368	972
Other non-cash adjustments	(91)	(123)
Loss on debt extinguishment	2,333	-
Unrealized currency translation losses	14,175	7,930
Changes in operating assets and liabilities:
Trade accounts receivables	(38,515)	5,827
Inventories	(16,747)	(1,675)
Prepaid expenses	(3,293)	(1,397)
Other assets	(15,312)	13,377
Trade accounts payable and accrued expenses	38,001	(20,768)
Accrued interest expense	(7,173)	(417)
Taxes payable	16,125	(6,566)
Labor liabilities	357	115
Contract assets and liabilities	28,593	22,815
Related parties	6,206	629
CASH PROVIDED BY OPERATING ACTIVITIES	$117,253	$71,711

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	685	471
Proceeds from sale of property and equipment	130	6
Purchase of investments	(63)	(265)
Acquisition of property and equipment	(51,513)	(18,323)
CASH USED IN INVESTING ACTIVITIES	$(50,761)	$(18,111)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(5,243)	(3,801)
Debt extinguishment – Call premium	(8,610)	-
Proceeds from debt	221,350	41,343
Debt modification costs	(1,489)	(6,384)
Repayments of debt	(249,797)	(64,694)
CASH USED IN FINANCING ACTIVITIES	$(43,789)	$(33,536)

Effect of exchange rate changes on cash and cash equivalents	$(5,360)	$(795)
NET INCREASE IN CASH	17,343	19,269

CASH - Beginning of period	67,668	48,399
CASH - End of period	$85,011	$67,668

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$15,531	$19,168
Income Tax	$15,296	$10,863
NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$1,859	$2,242

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Revenues by Region
United States	122,405	86,814	41.0%	456,328	340,437	34.0%
Colombia	5,310	10,236	(48.1%)	26,375	24,178	9.1%
Other Countries	4,102	5,920	(30.7%)	14,082	11,991	17.4%
Total Revenues by Region	131,819	102,970	28.0%	496,785	376,606	31.9%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Total Revenues with Foreign Currency Held Neutral	132,135	102,970	28.3%	497,141	376,606	32.0%
Impact of changes in foreign currency	(316)	-		(355)	-
Total Revenues, As Reported	131,819	102,970	28.0%	496,785	376,606	31.9%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020

Net (loss) income	19,788	18,267	68,428	23,836
Less: Income (loss) attributable to non-controlling interest	(117)	(62)	(277)	39
(Loss) Income attributable to parent	19,671	18,205	68,151	23,875
Foreign currency transactions losses (gains)	4,641	(13,585)	4,308	8,638
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,671	882	5,933	6,014
Extinguishment of debt - Call Option Premium	-	-	8,610	-
Extinguishment of debt - Deferred Costs	(104)	-	2,089	-
Joint Venture VA (Saint Gobain) adjustments	(45)	615	57	1,943
Change in FV of Hedging Derivatives	-	23	(176)	1,995
Tax impact of adjustments at statutory rate	(1,849)	3,861	(6,246)	(5,949)
Adjusted net (loss) income	23,985	10,001	82,726	36,516

Basic income (loss) per share	0.41	0.39	1.43	0.51
Diluted income (loss) per share	0.41	0.39	1.43	0.51

Diluted Adjusted net income (loss) per share	0.50	0.21	1.74	0.79

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,235	47,675	46,398
Basic weighted average common shares outstanding in thousands	47,675	47,235	47,675	46,398
Diluted weighted average common shares outstanding in thousands	47,675	47,235	47,675	46,398

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020

Net (loss) income	19,788	18,267	68,428	23,836
Less: Income (loss) attributable to non-controlling interest	(117)	(62)	(277)	39
(Loss) Income attributable to parent	19,671	18,205	68,151	23,875
Interest expense and deferred cost of financing	1,730	4,435	9,850	21,671
Income tax (benefit) provision	8,330	8,990	28,485	13,033
Depreciation & amortization	5,318	5,203	20,923	20,623
Foreign currency transactions losses (gains)	4,641	(13,585)	4,308	8,638
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,297	1,215	4,564	4,114
Extinguishment of debt - Call Option Premium	-	-	8,610	-
Extinguishment of debt - Deferred Costs	(104)	-	2,089	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	1,294	966	3,448	3,576
Change in FV of Hedging Derivatives	-	23	(176)	1,995
Adjusted EBITDA	42,177	25,452	150,252	97,525